Exhibit 21.1
Subsidiaries

Name	Jurisdiction of Organization
EBS Master LLC	Delaware
Emdeon Business Services LLC	Delaware
Envoy LLC	Delaware
MedE America LLC	Delaware
ExpressBill LLC	Delaware
MediFAX-EDI Holding Company	Delaware
IXT Solutions, Inc.	Tennessee
Dakota Imaging LLC	Delaware
Dakota Imaging, S.A.	Costa Rica
CareInsite LLC	Massachusetts
MediFAX-EDI, LLC	Tennessee
Medi, Inc.	California
MediFAX, Inc.	Tennessee
MediFAX-EDI Holdings, Inc.	Delaware
MediFAX-EDI Services, Inc.	Delaware
Claims Processing Service LLC	Delaware
Kinetra LLC	Delaware
IMS-Net of Arkansas, Inc. (1)	Arkansas
Minnesota Medical Communication Network, LLC(1)	Colorado
Emdeon Clinical Services, LLC	Delaware
Advanced Business Fulfillment, LLC	Delaware
MedE America of Ohio LLC	Delaware
Interactive Payer Network LLC	Delaware
The Sentinel Group Services LLC	Delaware
eRx Network, L.L.C.	Texas
eRx Audit, L.L.C.	Texas
eRx Network Canada, Inc.	Canada
Emdeon FutureVision LLC	Delaware

(1)	Less than 100% owned.